Exhibit 99.1

NYSE: MMP

Date:	May 4, 2010

Contact:	Paula Farrell
(918) 574-7650
paula.farrell@magellanlp.com

Magellan Midstream Announces 50%+ Higher First-Quarter Financial Results

Increased Operating Margin Produced by All Business Segments

TULSA, Okla. – Magellan Midstream Partners, L.P. (NYSE: MMP) today reported operating profit of $86.3 million for first quarter 2010, an increase of $30.2 million, or 54%, compared to $56.1 million for first quarter 2009.

Net income grew to $64.5 million for first quarter 2010 compared to $41.2 million for first quarter 2009, an increase of 57%, and net income per limited partner unit was 60 cents in first quarter 2010 and 30 cents in the corresponding 2009 period. Excluding unrealized New York Mercantile Exchange (NYMEX) pricing adjustments associated with future physical product sales, net income per unit for the current quarter was 67 cents, exceeding the 65-cent guidance provided by management in early Feb.

Distributable cash flow (DCF), which represents the amount of cash generated during the period that is available to pay distributions, increased to $85.2 million for first quarter 2010 compared to $70.7 million during first quarter 2009.

“Higher financial results from each of our business segments resulted from increased rates charged for our core transportation and storage services, recently-completed expansion projects and timing of mark-to-market adjustments associated with our commodity-related activities,” said Don Wellendorf, chief executive officer. “We project Magellan will generate record distributable cash flow during 2010 with a continuation of strong base business performance and contributions from a number of additional expansion projects scheduled to come online later this year.”

An analysis by segment comparing first quarter 2010 to first quarter 2009 is provided below based on operating margin, a non-generally accepted accounting principles (non-GAAP) financial measure that reflects operating profit before general and administrative (G&A) expense and depreciation and amortization:

Petroleum products pipeline system. Pipeline operating margin was $102.9 million, an increase of $27.7 million. Transportation and terminals revenues increased between periods primarily due to higher pipeline capacity leases, more additive and ethanol blending fees and higher average transportation rates, in part from the mid-year 2009 tariff increase. These favorable items were partially offset by 3% lower transportation volumes for the quarter, primarily related to less gasoline shipments. Management continues to expect annual transportation volumes for 2010 to be approximately 4% higher than 2009 results due to expansion projects coming online later in the year.

Operating expenses were down slightly between periods as additional costs to operate the Houston-to-El Paso segment of the partnership’s pipeline system (the former Longhorn pipeline), which was acquired in late July 2009, were more than offset by lower property taxes and more favorable product overages, which reduce operating expenses.

Product margin (defined as product sales revenues less product purchases) increased between periods primarily due to timing of mark-to-market (MTM) adjustments for NYMEX positions used to economically hedge the partnership’s commodity-related activities. The 2009 period recognized $12.6 million more unrealized losses on open NYMEX positions due to the rising petroleum products pricing environment during that period. Further, the 2010 period benefited from profits realized from commodity sales related to the partnership’s recently-acquired Houston-to-El Paso pipeline segment. While the partnership is in the process of establishing third-party customers to transport product on this new pipeline system, which was inactive prior to Magellan acquiring it, the partnership intends to continue purchasing and selling petroleum products to facilitate shipments on this pipeline during the transition period.

Petroleum products terminals. Terminals operating margin was $30.8 million, an increase of $6.8 million. The current period benefited from higher revenues at the partnership’s marine and inland terminals primarily due to expansion projects, including additional marine storage and ethanol blending infrastructure, and higher rates on existing marine storage. Operating expenses increased primarily due to timing of maintenance projects and higher personnel costs in the 2010 period.

Ammonia pipeline system. Ammonia operating margin was $1.1 million, an increase of $1 million. Revenues increased primarily due to higher volumes as the 2009 period was negatively impacted by operational issues at customer production facilities. Expenses increased due to additional environmental accruals during the 2010 quarter.

Other items. Depreciation and amortization increased due to recent capital spending, and G&A increased due to higher equity-based compensation expenses. Net interest expense increased in the current quarter as a result of additional borrowings for expansion capital expenditures, including the July 2009 Houston-to-El Paso pipeline system acquisition.

Expansion capital expectations

Management continues to pursue expansion opportunities, including both the development of organic growth projects and acquisitions. Based on the progress of expansion projects already underway, the partnership has increased its expansion spending estimates to $250 million during 2010 (of which about $35 million was spent during first quarter 2010), with spending of $30 million in 2011 required to complete these projects. Spending for 2010 includes the acquisition of 1.2 million barrels of refined products storage already connected to the partnership’s petroleum products pipeline system in Tulsa, Oklahoma, El Dorado, Kansas and Des Moines, Iowa, which closed on April 30 for an undisclosed price.

In addition, the partnership continues to analyze more than $500 million of potential growth projects in earlier stages of development, including assessment of various crude oil opportunities announced today, which have been excluded from these spending estimates.

Guidance for 2010

Management is raising its 2010 DCF guidance by $5 million to approximately $350 million and continues to target annual distribution growth of 4% for 2010. Net income per limited partner unit is now estimated to be $2.69, with second-quarter guidance of 64 cents. Guidance assumes no future NYMEX MTM adjustments.

Earnings call details

An analyst call with management regarding first-quarter earnings and outlook for the remainder of 2010 is scheduled today at 1:30 p.m. Eastern. To participate, dial (888) 239-5343 and provide code 2374270. Investors also may listen to the call via the partnership’s website at http://www.magellanlp.com/webcasts.asp.

Audio replays of the conference call will be available from 4:30 p.m. Eastern today through midnight on May 10. To access the replay, dial (888) 203-1112 and provide code 2374270. The replay also will be available at http://www.magellanlp.com.

Business segment presentation

At the beginning of 2010, the partnership transferred its East Houston, Texas terminal to the petroleum products pipeline segment due to its increasing usage as a pipeline terminal. Financial results for this location are now reported in the petroleum products pipeline system business segment instead of the petroleum products terminals segment, with historical results adjusted accordingly.

Non-GAAP financial measures

Management believes that investors benefit from having access to the same financial measures utilized by the partnership. As a result, this news release and supporting schedules include the non-GAAP financial measures of operating margin, product margin and DCF, which are important performance measures used by management.

Operating margin reflects operating profit before G&A expense and depreciation and amortization. This measure forms the basis of the partnership’s internal financial reporting and is used by management to evaluate the economic performance of the partnership’s operations.

Product margin, which is calculated as product sales revenues less product purchases, is used by management to evaluate the profitability of the partnership’s commodity-related activities.

DCF is important in determining the amount of cash generated from the partnership’s operations that is available for distribution to its unitholders. Management uses this measure as a basis for recommending to the board of directors the amount of cash distributions to be paid each period.

Reconciliations of operating margin to operating profit and DCF to net income accompany this news release.

The partnership uses NYMEX futures contracts to hedge against price changes of petroleum products associated with its commodity-related activities. Most of these NYMEX contracts do not qualify for hedge accounting treatment. However, because these NYMEX contracts are generally effective at hedging price changes, management believes the partnership’s profitability should be evaluated excluding the unrealized NYMEX gains and losses associated with petroleum products that will be sold in future periods. Further, because the financial guidance provided by management generally excludes future MTM NYMEX adjustments, a reconciliation of actual results to those excluding these adjustments is provided for comparability to previous financial guidance.

Because the non-GAAP measures presented in this news release include adjustments specific to the partnership, they may not be comparable to similarly-titled measures of other companies.

About Magellan Midstream Partners, L.P.

Magellan Midstream Partners, L.P. (NYSE: MMP) is a publicly traded partnership formed to own, operate and acquire a diversified portfolio of energy assets. The partnership primarily transports, stores and distributes refined petroleum products. More information is available at http://www.magellanlp.com.

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Portions of this document constitute forward-looking statements as defined by federal law. Although management believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Among the key risk factors that may have a direct impact on the partnership’s results of operations and financial condition are: (1) its ability to identify growth projects or to complete identified projects on time and at expected costs; (2) price fluctuations for natural gas liquids and refined petroleum products; (3) overall demand for natural gas liquids, refined petroleum products, natural gas, oil and ammonia in the United States; (4) changes in the partnership’s tariff rates implemented by the Federal Energy Regulatory Commission, the United States Surface Transportation Board and state regulatory agencies; (5) shut-downs or cutbacks at major refineries, petrochemical plants, ammonia production facilities or other businesses that use or supply the partnership’s services; (6) changes in the throughput or interruption in service on petroleum products pipelines owned and operated by third parties and connected to the partnership’s petroleum products terminals or petroleum products pipeline system; (7) the occurrence of an operational hazard or unforeseen interruption for which the partnership is not adequately insured; (8) the treatment of the partnership as a corporation for federal or state income tax purposes or if the partnership becomes subject to significant forms of other taxation; (9) an increase in the competition the partnership’s operations encounter; (10) disruption in the debt and equity markets that negatively impacts the partnership’s ability to finance its capital spending and (11) failure of customers to meet or continue contractual obligations to the partnership. Additional information about issues that could lead to material changes in performance is contained in the partnership’s filings with the Securities and Exchange Commission. The partnership undertakes no obligation to revise its forward-looking statements to reflect events or circumstances occurring after today’s date.

MAGELLAN MIDSTREAM PARTNERS, L.P.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per unit amounts)

(Unaudited)

	Three Months Ended March 31,
	2009	2010
Transportation and terminals revenues	$155,020	$173,169
Product sales revenues	57,716	156,336
Affiliate management fee revenue	190	190

Total revenues	212,926	329,695
Costs and expenses:
Operating	60,467	62,109
Product purchases	52,630	132,884
Depreciation and amortization	23,152	26,342
General and administrative	21,136	23,242

Total costs and expenses	157,385	244,577
Equity earnings	519	1,189

Operating profit	56,060	86,307
Interest expense	15,552	21,774
Interest income	(221)	(4)
Interest capitalized	(936)	(848)
Debt placement fee amortization	220	328
Other income	(82)	—

Income before provision for income taxes	41,527	65,057
Provision for income taxes	357	523

Net income	$41,170	$64,534

Allocation of net income:
Non-controlling owners’ interest	$29,148	$—
Limited partners’ interest	12,022	64,534

Net income	$41,170	$64,534

Basic and diluted net income per limited partner unit	$0.30	$0.60

Weighted average number of limited partner units outstanding used for basic and diluted net income per unit calculation	39,637	106,843

MAGELLAN MIDSTREAM PARTNERS, L.P.

OPERATING STATISTICS

	Three Months Ended March 31,
	2009	2010
Petroleum products pipeline system:
Transportation revenue per barrel shipped	$1.145	$1.222

Volume shipped (million barrels)	71.7	69.7

Petroleum products terminals:
Marine terminal average storage utilized (million barrels per month)	22.5	23.8

Inland terminal throughput (million barrels)	26.0	26.1

Ammonia pipeline system:
Volume shipped (thousand tons)	124	167

MAGELLAN MIDSTREAM PARTNERS, L.P.

OPERATING MARGIN RECONCILIATION TO OPERATING PROFIT

(Unaudited, in thousands)

	Three Months Ended March 31,
	2009	2010
Petroleum products pipeline system:
Transportation and terminals revenues	$114,901	$122,915
Less: Operating expenses	43,000	42,820

Transportation and terminals margin	71,901	80,095

Product sales revenues	54,232	152,226
Less: Product purchases	51,588	130,776

Product margin	2,644	21,450
Add: Affiliate management fee revenue	190	190
Equity earnings	519	1,189

Operating margin	$75,254	$102,924

Petroleum products terminals:
Transportation and terminals revenues	$37,406	$45,659
Less: Operating expenses	15,337	16,373

Transportation and terminals margin	22,069	29,286

Product sales revenues	3,484	4,110
Less: Product purchases	1,536	2,606

Product margin	1,948	1,504

Operating margin	$24,017	$30,790

Ammonia pipeline system:
Transportation and terminals revenues	$3,229	$5,093
Less: Operating expenses	3,113	3,981

Operating margin	$116	$1,112

Segment operating margin	$99,387	$134,826
Add: Allocated corporate depreciation costs	961	1,065

Total operating margin	100,348	135,891
Less: Depreciation and amortization	23,152	26,342
General and administrative	21,136	23,242

Total operating profit	$56,060	$86,307

Note: Amounts may not sum to figures shown on the consolidated statement of income due to intersegment eliminations and allocated corporate depreciation costs.

MAGELLAN MIDSTREAM PARTNERS, L.P.

NET INCOME AND NET INCOME PER LIMITED PARTNER UNIT

EXCLUDING UNREALIZED NYMEX GAINS & LOSSES

(Unaudited, in thousands except per unit amounts)

	Three Months Ended March 31, 2010
	Net Income	Net Income Per Limited Partner Unit
As reported	$64,534	$0.60
Add: Unrealized NYMEX losses associated with future physical product sales	6,780	0.07

Excluding unrealized NYMEX losses associated with future physical product sales	$71,314	$0.67

MAGELLAN MIDSTREAM PARTNERS, L.P.

DISTRIBUTABLE CASH FLOW RECONCILIATION TO NET INCOME

(Unaudited, in millions)

	Three Months Ended March 31,		2010
	2009	2010	Guidance
Net income	$41.2	$64.5	$287
Add: Depreciation and amortization (1)	23.4	26.7	110
Equity-based incentive compensation (2)	(0.3)	1.6	7
Direct charges to general partner	0.8	—	—
Asset retirements	1.3	(1.6)	2
Commodity-related adjustments (3)	13.7	0.6	(8)
Less: Maintenance capital	10.4	6.0	45
Other	(1.0)	0.6	3

Distributable cash flow (4)	$70.7	$85.2	$350

(1)	Depreciation and amortization includes debt placement fee amortization.
(2)

Because the partnership intends to satisfy vesting of units under its equity-based incentive compensation program with the issuance of limited partner units, expenses related to this program generally are deemed non-cash and added back for distributable cash flow purposes. Total equity-based incentive compensation expense for the three months ended March 31, 2009 and 2010 was $3.2 million and $5.0 million, respectively. However, the figures above include an adjustment for minimum statutory tax withholdings taxes paid by the partnership in 2009 and 2010 of $3.5 million and $3.4 million, respectively, for equity-based incentive compensation units that vested on the previous year end.

(3)

Represents adjustments to the partnership’s commodity-related activities to more closely follow the cash impact of settled transactions. This adjustment includes margins realized in the current quarter on the physical sales of products that were hedged using NYMEX contracts. Because these NYMEX contracts do not qualify for hedge accounting treatment, for the three months ended March 31, 2009 and 2010, $10.6 million of gains and $1.0 million of losses, respectively, were recognized in previous accounting periods when the NYMEX contracts were marked to market. The partnership adjusted these accounting profits out of its distributable cash flows in those earlier periods. Additionally, the prior year quarter and current year quarter included $3.1 million and $6.7 million, respectively, of mark-to-market losses on NYMEX contracts associated with products that will be physically sold in future periods. This adjustment also includes a $5.1 million reduction to distributable cash flow for the 2010 period to reflect a higher cost-of-goods-sold (COGS) related to the partnership’s transitional product sales and purchases and linefill management activities for the Houston-to-El Paso pipeline. The COGS reflected in the income statement uses an average inventory cost approach whereas the partnership has utilized an inventory approach that more closely resembles current market prices for distributable cash flow purposes.

(4)	Distributable cash flow does not include fluctuations related to working capital.